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FORM 4
                                             _________________________________
                                             |          OMB APPROVAL         |
[ ] Check this box if no longer subject      _________________________________
    to Section 16. Form 4 or Form 5          | OMB Number:         3235-0287 |
    obligations may continue.  See           | Expires:    December 31, 2001 |
    Instruction (b).                         | Estimated average burden      |
                                             | hours per response....... 0.5 |
                                             _________________________________


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

Schiller             Robert               R.
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   (Last)            (First)            (Middle)

c/o Armor Holdings, Inc.
1400 Marsh Landing Parkway, Suite 112
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                     (Street)

Jacksonville              FL           32250
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   (City)               (State)         (Zip)

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2. Issuer Name and Ticker or Trading Symbol


Armor Holdings, Inc. (AH)
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3. IRS or Social Security Number of Reporting Person (Voluntary)



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4. Statement for Month/Year


September, 2001
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5. If Amendment, Date of Original (Month/Year)



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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ] Director                             [ ] 10% Owner
   [X] Officer (give title below)           [ ] Other (specify below)

   Executive Vice President and Chief Financial Officer
   ----------------------------------------------------

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7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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
                        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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                                                                                    5. Amount of     6. Owner-
                                                                                       Securities       ship
                        2. Trans-     3. Trans-       4. Securities Acquired (A)       Beneficially     Form:
                           action        action          or Disposed of (D)            Owned at         Direct      7. Nature of
                           Date          Code            (Instr. 3, 4 and 5)           End of           (D) or         Indirect
1. Title of Security       (Month/    (Instr. 8)      --------------------------       Month            Indirect       Beneficial
   (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.          (I)            Ownership
                           Year)      Code    V                 (D)                    3 and 4)         (Instr. 4)     (Instr. 4)
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
Common Stock, par value
$0.01 per share                                                                          10,318       D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly                 (Over)
* If the Form is filed by more than one reporting person, see Instruction 5(b)(v).                                SEC 1474 (7/96)


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FORM 4 (continued)

                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                    (E.G. PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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    1.        2.        3.         4.         5.             6.                 7.           8.        9.         10.       11.
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                                                                           Title and                           Ownership
                                          Number of     Date Exer-         Amount of                           Form of
                                          Derivative    cisable and        Underlying              Number of   Deriv-
                                          Securities    Expiration         Securities      Price   Derivative  ative
            Conver-             Trans-    Acquired (A)  Date (Month/       (Instr. 3       of      Securities  Security:
            sion or   Trans-    action    or Disposed    Day/Year)          and 4)         Deriv-  Benefi-     Direct
            Exercise  action    Code      of (D)        --------------    --------------   ative   cially      (D) or    Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                      Amount   Secur-  Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/    8)        4 and 5)     Exer-    Expir-           or Num-  ity     End of      (I)       Beneficial
Security    ative      Day/     --------  ----------    cis-     ation            ber of   (Instr. Month       (Instr.   Ownership
(Instr. 3)  Security   Year)    Code  V   (A)   (D)     able     Date     Title   Shares    5)     (Instr. 4)   4)       (Instr. 4)
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
Stock Options
(Right to                                                                Common
Buy)(1)      $6.06                                        (2)  7/24/06   Stock   50,000             50,000         D
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Stock Options
(Right to                                                                Common
Buy)(3)     $11.31                                        (4)   1/1/09   Stock  125,000            125,000         D
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Stock Options
(Right to                                                                Common
Buy)(5)     $15.05    9/6/01     A   V  250,000            (6)   9/6/11   Stock  250,000            250,000         D
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

(1)  Granted pursuant to the Armor Holdings, Inc. 1996 Option Plan.
(2)  Presently exercisable.
(3)  Granted pursuant to the Armor Holdings, Inc. 1998 Stock Option Plan.
(4) 33% exercisable on and after each of the first 3 anniversaries of January 1, 1999.
(5)  Granted pursuant to the Armor Holdings, Inc. 1999 Stock Incentive Plan
(6) 20% exercisable each December 31 for five years, commencing December 31, 2001.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*   If the Form is filed by more than one reporting person, See
    Instruction 5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this Form are not required to respond unless the form displays a currently valid OMB Number.


              /s/ Robert R. Schiller                          October 9, 2001
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              ** Signature of Reporting Person                    Date

                                                                          (Over)
                                                                 SEC 1474 (7/96)